Exhibit 21.1

LIST OF SUBSIDIARIES

Entity	Jurisdiction
ZeroFox, Inc.	Delaware
Identity Theft Guard Solutions, Inc.	Delaware
IDX Forward Merger Sub, LLC	Delaware